Exhibit 8.1

            , 2004

Board of Directors

Provident Bankshares Corporation

114 East Lexington Street

Baltimore, Maryland 21202

Board of Directors

Southern Financial Bancorp, Inc.

37 East Main Street

Warrenton, Virginia 20186

Ladies and Gentlemen:

We have acted as special counsel to Provident Bankshares Corporation, a Maryland corporation (“Provident Bankshares”), in connection with the proposed merger (the “Merger”) of Southern Financial Bancorp, Inc., a Virginia corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (“Southern Financial”), with and into Provident Bankshares, pursuant to the Agreement and Plan of Reorganization, dated as of November 3, 2003, by and between Provident Bankshares and Southern Financial (the “Agreement”). At your request, and in connection with the filing of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

For purposes of the opinion set forth below, we have relied, with the consent of Southern Financial and the consent of Provident Bankshares, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Southern Financial and Provident Bankshares dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the joint proxy statement-prospectus (the “ Joint Proxy Statement-Prospectus”) contained therein, each as amended or supplemented through the date hereof. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

Board of Directors

                    , 2004

We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement-Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a statutory merger under the applicable laws of the State of Maryland and Virginia; and (iii) the Merger will be reported by Southern Financial and Provident Bankshares on their respective United States federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

1.	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

2.	Provident Bankshares and Southern Financial will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

In addition, we hereby confirm our opinion set forth under the caption “THE MERGER—Material Federal Income Tax Consequences of the Merger” in the Joint Proxy Statement–Prospectus, subject to the limitations and qualifications stated therein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any United States foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed with respect to the United States federal income tax consequences to Southern Financial shareholders subject to special treatment under United States federal income tax law, such as: Southern Financial shareholders, if any, who hold Southern Financial Common Stock other than as a capital asset; banks or trusts; tax-exempt organizations; insurance companies; regulated investment companies or mutual funds; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; pass-through entities and investors in such entities; foreign persons; shareholders who hold Southern Financial Common Stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and to shareholders of Southern Financial common stock who acquired their shares of Southern Financial Common Stock upon the exercise of warrants or employee stock options or otherwise as compensation.

We assume no obligation to revise or supplement this opinion should the present United States federal income tax laws be changed by any legislation, judicial decisions or otherwise.

Very truly yours,

MULDOON MURPHY & FAUCETTE LLP